Consent of Independent Auditors

Board of Directors
LSB Financial Corp.
Lafayette, Indiana

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 33-98518 and 33-98516) of LSB Financial Corp. of our Report of Independent Auditors, dated January 28, 2000, on the consolidated statements of financial condition of LSB Financial Corp. as of December 31, 1999 and 1998 and on the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, which report is included in Form 10-KSB of LSB Financial Corp. for the year ended December 31, 1999.

                                            /s/ Crowe, Chizek and Company LLP
                                                Crowe, Chizek and Company LLP

Indianapolis, Indiana
March 27, 2000